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As filed with the Securities and Exchange Commission on January 25, 2005

Registration No. 333-116517

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GFI GROUP INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6200 (Primary Standard Industrial Classification code number)	80-0006224 (I.R.S. employer identification no.)
100 Wall Street New York, New York 10005 (212) 968-4100 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Scott Pintoff, Esq.
General Counsel and Corporate Secretary
GFI Group Inc.
100 Wall Street
New York, New York 10005
(212) 968-4100
(Name, address, including zip code and telephone number, including area code, of agent for service)
Please address a copy of all communications to:
Arnold B. Peinado, III, Esq. John T. O'Connor, Esq. Albert A. Pisa, Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 (212) 530-5000	Frederick W. Kanner, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 (212) 259-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of Registration fee

Common Stock, $0.01 par value	$123,983,084	$15,708.66(3)

(1)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)
Includes shares which may be sold pursuant to the underwriters' over-allotment option.
(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

..

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13: Other Expenses of Issuance and Distribution

        The following table sets forth the expenses (other than the underwriting discount and commissions) expected to be incurred by the registrant while issuing and distributing the securities registered pursuant to this Registration Statement. All amounts other than the SEC registration fee, NASD filing fee and Nasdaq National Market listing fee are estimates.

Registration fee	$15,709
NASD filing fee	12,898
Nasdaq National Market listing fee	95,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	1,100,000
Printing and engraving	250,000
Transfer agent fees	5,000
Miscellaneous	200,000

Total	$2,878,607

Item 14: Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits indemnification of the Registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

        Article 5 of the Registrant's bylaws provides that the Registrant will indemnify its directors and executive officers to the fullest extent authorized by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article 9 of the Registrant's certificate of incorporation provides that a director of the Registrant will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit. The Registrant has purchased directors' and officers' liability insurance. We believe that this insurance is necessary to attract and retain qualified directors and officers.

        The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, and each officer of the Registrant who signs this registration statement, and each selling stockholder with respect to information furnished in writing by or on behalf of the underwriters for use in the registration statement.

Item 15: Recent Sales of Unregistered Securities

        The following is a summary of transactions by the Registrant during the past three years, adjusted to reflect the Registrant's 1-for-9.5 reverse stock split that will occur prior to the commencement of this offering, involving sales and issuances of securities that were not registered under the Securities Act of 1933.

        On November 30, 2001, the Registrant completed the planned reorganization of our then-existing corporate structure. As part of this reorganization:

  •
  The Registrant issued 5.3 million shares of our Class A Common Stock to Jersey Partners in consideration for the contribution by Jersey Partners to us of 99% of its membership interests in GFI Group LLC and the redemption and reissuance of 1% of such membership interests to GFInet inc. The issuance of these securities in connection with the reorganization was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  •
  GFInet merged into a wholly-owned subsidiary of ours, with GFInet remaining as the surviving company. The Registrant issued 10,153,075 shares of our Class B Common Stock to the common stockholders of GFInet, who surrendered all of their shares of GFInet common stock in exchange for an equivalent number of shares of our Class B Common Stock. The Registrant issued 2,842,093 shares of Series A Preferred Stock and 178,941 shares of Series B Preferred Stock to the preferred stockholders of GFInet, who surrendered all of their shares of such series of GFInet convertible preferred stock in exchange for an equivalent number of shares of such series of our convertible preferred stock. The issuance of these securities in connection with the reorganization was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  •
  The Registrant's subsidiary, GFI Group LLC, paid a dividend of $30 million in cash and certain accounts receivable to its then-parent Jersey Partners. In exchange for a loan of this cash and accounts receivable from Jersey Partners, GFI Group LLC issued to Jersey Partners two term notes in the original principal amounts of $5 million and $20 million and an agency note in the original principal amount of $5 million (which was repaid in full by GFI Group LLC in 2002). The issuance of these notes was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

  •
  On June 3, 2002, the Registrant issued 630,688 shares of Class A Common Stock to Jersey Partners in full satisfaction of the Registrant's obligations to Jersey Partners for post-closing adjustments to the exchange of stock that took place in the reorganization. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

        On June 3, 2002, the Registrant issued and sold 3,723,545 shares of its Series C Convertible Preferred Stock, par value $.01 per share to a limited number of institutional "accredited investors" (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Citigroup Global Markets acted as the Registrant's private placement agent for this transaction and was paid a placement agency fee of approximately $2.4 million.

        On April 23, 2002, the Registrant issued 2,734 shares of Class B Common Stock to Brown Brothers Harriman & Co. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

        From January 1, 2001 to December 31, 2004, the Registrant granted options to purchase 1,981,346 shares of its common stock to its directors, officers and employees pursuant to its stock option plans at exercise prices ranging from $9.50 per share of common stock to $23.75 per share of common stock (which range excludes an option to purchase 52,632 shares of common stock at an exercise price equal to the offering price of this offering and options to purchase 176,105 shares of common stock at an exercise price equal to the offering price of this offering, provided however, if the offering is not completed prior to June 30, 2005, then the exercise price for such options will be $11.88), pursuant to exemptions from registration provided by Rule 701 and/or Section 4(2) under the Securities Act.

Item 16: Exhibits and Financial Statements; Schedules

(a)
Exhibits:

NUMBER	DESCRIPTION
1.1	Form of Underwriting Agreement
3.1**	Restated Certificate of Incorporation of the Registrant, as currently in effect
3.2**	Amendment to the Restated Certificate of Incorporation of the Registrant, filed in connection with the reverse stock split
3.3**	Form of Second Amended and Restated Certificate of Incorporation of the Registrant, to be filed upon the closing of this offering
3.4**	Amended and Restated Bylaws of the Registrant, as currently in effect
3.5**	Form of Second Amended and Restated Bylaws of the Registrant, to be effective upon the closing of this offering
4.1**
See Exhibits 3.3 and 3.5 for provisions of the Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws for the Registrant defining the rights of holders of Common Stock of the Registrant
4.2**	Specimen Stock Certificate
4.3**	Amended and Restated Stockholders Agreement, dated as of June 3, 2002, among the Registrant and the stockholders named therein
4.4**
Series A Registration Rights Agreement, dated as of March 10, 2000, between the Registrant and the parties named therein, as amended by the Amendment Agreement dated as of November 30, 2001, by and among the Registrant, GFInet inc. and the parties named therein, as amended by Amendment No. 2 to the Registration Rights Agreement dated as of June 3, 2002, by and among the Registrant and the parties named therein

4.5**
Series B Registration Rights Agreement, dated as of June 1, 2000, between the Registrant and the parties named therein, as amended by the Amendment Agreement dated as of November 30, 2001, by and among the Registrant, GFInet inc. and the parties named therein, as amended by Amendment No. 2 to the Registration Rights Agreement dated as of June 3, 2002, by and among the Registrant and the parties named therein
4.6**	Series C Registration Rights Agreement, dated as of June 3, 2002, between the Registrant and the parties named therein
4.7**	Warrant dated July 15, 2000 issued to Newnetco LLC
5.1**	Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities offered
10.1**
Credit Agreement, dated August 23, 2004, among the Registrant and GFI Holdings Limited, as borrowers, subsidiaries of the Registrant named therein, as guarantors, Bank of America, N.A., as administrative agent, Barclays Bank Plc, as syndication agent, the other lenders party thereto and Bank of America Securities LLC, as sole lead arranger and sole book running manager
10.2**
Domestic Security Agreement, dated August 23, 2004, by the Registrant, GFI Group LLC, GFInet inc., GFI Brokers LLC, Interactive Ventures LLC and Fenics Software Inc. as grantors, in favor of Bank of America, N.A., as administrative agent
10.3**	Debenture, dated August 23, 2004, by GFI Holdings Limited and the other subsidiaries named therein, as chargors, in favor of Bank of America, N.A., as administrative agent
10.4**	Disability Agreement, dated as of December 30, 2004, between the Registrant and Michael A. Gooch
10.5**	Employment Agreement, dated as of July 17, 2000, between the Registrant and Donald P. Fewer, as amended by the First Amendment to Employment Agreement dated as of March 11, 2004
10.6**	Employment Agreement, dated as of May 1, 2002, between the GFI Holdings Limited and Stephen McMillan
10.7**	Employment Agreement, dated as of November 18, 2002, between the Registrant and James A. Peers
10.8**	Employment Agreement, dated as of December 1, 2003, between GFI Holdings Limited and Jurgen Breuer
10.9**	2002 Stock Option Plan
10.10**	2000 Stock Option Plan
10.11**	GFI Group Occupational Pension Plan
10.12**	Guardian Trust of GFI Brokers Limited
10.13**	2004 Equity Incentive Plan
10.14**	Senior Executive Annual Bonus Plan
21.1**	List of subsidiaries of the Registrant
23.1**	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Counsel (included in Exhibit 5.1)

24.1**	Power of Attorney
99.1**	Consent of Marisa Cassoni

*
To be filed by amendment

**
Previously filed

(b)
Financial Statement Schedule:

  Schedule I — Condensed Financial Information of GFI Group Inc. (Parent Company Only) at December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003.

        Schedules other than those referred to above have been omitted because they are not applicable, are not required or because the information is included elsewhere in the Registrant's consolidated financial statements or the notes thereto.

Item 17: Undertakings

        The following undertakings correspond to the specified paragraph designation from Item 512 of Regulation S-K.

          (a)    Equity Offering of Nonreporting Registrant.    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)    Acceleration of Effectiveness.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c)    Rule 430A.    The undersigned Registrant hereby undertakes that:

            (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

            (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused Amendment No. 6 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York and state of New York, on the 25th day of January, 2005.

GFI GROUP INC.
By:	/s/ J. CHRISTOPHER GIANCARLO
	Name:	J. Christopher Giancarlo
	Title:	Executive Vice President — Corporate Development

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL GOOCH* Michael Gooch	Chairman of the Board and Chief Executive Officer (principal executive officer)	January 25, 2005
/s/ COLIN HEFFRON* Colin Heffron	President and Director	January 25, 2005
/s/ DONALD P. FEWER* Donald P. Fewer	Senior Managing Director — Head of North America and Director	January 25, 2005
/s/ STEPHEN MCMILLAN* Stephen McMillan	Senior Managing Director — Head of Europe and Director	January 25, 2005
/s/ JAMES A. PEERS* James A. Peers	Chief Financial Officer (principal financial and accounting officer)	January 25, 2005
/s/ GEOFFREY KALISH* Geoffrey Kalish	Director	January 25, 2005
/s/ CHRISTOPHER PIKE* Christopher Pike	Director	January 25, 2005
/s/ ROBERT TAYLOR* Robert Taylor	Director	January 25, 2005
/s/ JOHN W. WARD* John W. Ward	Director	January 25, 2005
*By:	/s/ J. CHRISTOPHER GIANCARLO J. Christopher Giancarlo	Attorney-in-fact	January 25, 2005

EXHIBIT INDEX

NUMBER	DESCRIPTION
1.1	Form of Underwriting Agreement
3.1**	Restated Certificate of Incorporation of the Registrant, as currently in effect
3.2**	Amendment to the Restated Certificate of Incorporation of the Registrant, filed in connection with the reverse stock split
3.3**	Form of Second Amended and Restated Certificate of Incorporation of the Registrant, to be filed upon the closing of this offering
3.4**	Amended and Restated Bylaws of the Registrant, as currently in effect
3.5**	Form of Second Amended and Restated Bylaws of the Registrant, to be effective upon the closing of this offering
4.1**
See Exhibits 3.3 and 3.5 for provisions of the Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws for the Registrant defining the rights of holders of Common Stock of the Registrant
4.2**	Specimen Stock Certificate
4.3**	Amended and Restated Stockholders Agreement, dated as of June 3, 2002, among the Registrant and the stockholders named therein
4.4**
Series A Registration Rights Agreement, dated as of March 10, 2000, between the Registrant and the parties named therein, as amended by the Amendment Agreement dated as of November 30, 2001, by and among the Registrant, GFInet inc. and the parties named therein, as amended by Amendment No. 2 to the Registration Rights Agreement dated as of June 3, 2002, by and among the Registrant and the parties named therein
4.5**
Series B Registration Rights Agreement, dated as of June 1, 2000, between the Registrant and the parties named therein, as amended by the Amendment Agreement dated as of November 30, 2001, by and among the Registrant, GFInet inc. and the parties named therein, as amended by Amendment No. 2 to the Registration Rights Agreement dated as of June 3, 2002, by and among the Registrant and the parties named therein
4.6**	Series C Registration Rights Agreement, dated as of June 3, 2002, between the Registrant and the parties named therein
4.7**	Warrant dated July 15, 2000 issued to Newnetco LLC
5.1**	Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities offered
10.1**
Credit Agreement, dated August 23, 2004, among the Registrant and GFI Holdings Limited, as borrowers, subsidiaries of the Registrant named therein, as guarantors, Bank of America, N.A., as administrative agent, Barclays Bank Plc, as syndication agent, the other lenders party thereto and Bank of America Securities LLC, as sole lead arranger and sole book running manager
10.2**
Domestic Security Agreement, dated August 23, 2004, by the Registrant, GFI Group LLC, GFInet inc., GFI Brokers LLC, Interactive Ventures LLC and Fenics Software Inc. as grantors, in favor of Bank of America, N.A., as administrative agent
10.3**	Debenture, dated August 23, 2004, by GFI Holdings Limited and the other subsidiaries named therein, as chargors, in favor of Bank of America, N.A., as administrative agent
10.4**	Disability Agreement, dated as of December 30, 2004, between the Registrant and Michael A. Gooch

10.5**	Employment Agreement, dated as of July 17, 2000, between the Registrant and Donald P. Fewer, as amended by the First Amendment to Employment Agreement dated as of March 11, 2004
10.6**	Employment Agreement, dated as of May 1, 2002, between the GFI Holdings Limited and Stephen McMillan
10.7**	Employment Agreement, dated as of November 18, 2002, between the Registrant and James A. Peers
10.8**	Employment Agreement, dated as of December 1, 2003, between GFI Holdings Limited and Jurgen Breuer
10.9**	2002 Stock Option Plan
10.10**	2000 Stock Option Plan
10.11**	GFI Group Occupational Pension Plan
10.12**	Guardian Trust of GFI Brokers Limited
10.13**	2004 Equity Incentive Plan
10.14**	Senior Executive Annual Bonus Plan
21.1**	List of subsidiaries of the Registrant
23.1**	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Counsel (included in Exhibit 5.1)
24.1**	Power of Attorney
99.1**	Consent of Marisa Cassoni

*
To be filed by amendment

**
Previously filed

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX